  Exhibit 11


                   COMPUTATION OF NET INCOME PER COMMON SHARE
                      (In thousands except per share data)



  Year Ended December 31                                          1996           1995            1994
  ---------------------------------------------------------------------------------------------------------

  Weighted Average Common Shares Outstanding                     40,657         39,737          38,127


  Shares Issuable Upon Exercise of Stock Options                  3,504          3,500           3,178
  Less Shares Assumed to be Repurchased at Fair
     Market Value                                                (2,236)        (2,529)         (2,574)
                                                                -------        -------         -------
  Total Common Equivalent Shares                                  1,268            971             604
                                                                -------        -------         -------
  Total Weighted Average Common and Common
     Equivalent Shares                                           41,925         40,708          38,731
                                                                =======        =======         =======

  Net Income to Common Shareholders                             $15,500        $29,200         $23,100
                                                                =======        =======         =======

  Net Income per Common Share                                   $  0.37        $  0.72         $  0.60
                                                                =======        =======         =======




                                      14